Exhibit 99.1

Allison Transmission Announces First Quarter 2016 Results

•	Net Sales $462 million, Adjusted Net Income $109 million, Adjusted EBITDA $162 million, Adjusted Free Cash Flow $113 million or $0.66 per Diluted Share, Earnings of $0.28 per Diluted Share

•	Earnings of $0.33 per Diluted Share excluding Stockholder Activism Expenses of $0.01 and Mark-to-Market Adjustments for Interest Rate Derivatives of $0.04

INDIANAPOLIS, April 25, 2016 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the first quarter of $462 million, an 8 percent decrease from the same period in 2015. The decrease in net sales was principally driven by lower demand in the global Off-Highway and Service Parts, Support Equipment & Other end markets.

Adjusted Net Income, a non-GAAP financial measure, for the quarter was $109 million, compared to Adjusted Net Income of $150 million for the same period in 2015, a decrease of $41 million. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $162 million, or 35.1 percent of net sales, compared to $190 million, or 37.7 percent of net sales, for the same period in 2015. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $113 million, or $0.66 per diluted share, compared to $98 million for the same period in 2015, or $0.53 per diluted share.

Lawrence E. Dewey, Chairman and Chief Executive Officer of Allison Transmission commented, “Allison’s first quarter 2016 results are within the full year guidance ranges we provided to the market on February 8. The year-over-year reductions in the global Off-Highway and Service Parts, Support Equipment & Other end markets net sales are consistent with the previously contemplated impact of low energy and commodity prices. Allison demonstrated solid operating margins and free cash flow while executing its prudent and well-defined approach to capital structure and allocation. During the first quarter, we settled $33 million of share repurchases, paid a dividend of $0.15 per share and repaid $6 million of debt. We anticipate no meaningful relief from the global Off-Highway end market challenges and are affirming our full year net sales guidance of a decrease in the range of 6.5 to 9.5 percent.”

First Quarter Net Sales by End Market

End Market	Q1 2016 Net Sales ($M)	Q1 2015 Net Sales ($M)	% Variance
North America On-Highway	257	268	(4%)
North America Hybrid-Propulsion Systems for Transit Bus	17	18	(6%)
North America Off-Highway	5	22	(77%)
Defense	25	25	0%
Outside North America On-Highway	70	57	23%
Outside North America Off-Highway	3	16	(81%)
Service Parts, Support Equipment & Other	85	98	(13%)
Total Net Sales	462	504	(8%)

First Quarter Highlights

North America On-Highway end market net sales were down 4 percent from the same period in 2015 principally driven by lower demand for Rugged Duty Series models and up 2 percent on a sequential basis principally driven by higher demand for Pupil Transport/Shuttle Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were down 6 percent from the same period in 2015 and down 26 percent sequentially, principally driven by lower demand due to engine emissions improvements and non-hybrid alternatives that generally require a fully-automatic transmission (e.g. XNG).

North America Off-Highway end market net sales were down 77 percent from the same period in 2015 and down 55 percent on a sequential basis principally driven by lower demand from hydraulic fracturing applications.

Defense end market net sales were flat with the same period in 2015 and flat sequentially, principally driven by higher demand for Wheeled Defense offset by lower demand for Tracked Defense.

Outside North America On-Highway end market net sales were up 23 percent from the same period in 2015 principally driven by higher demand in Europe and Japan and up 8 percent on a sequential basis principally driven by higher demand in Japan.

Outside North America Off-Highway end market net sales were down 81 percent from the same period in 2015 and down 57 percent sequentially, principally driven by lower demand in the energy and mining sectors.

Service Parts, Support Equipment & Other end market net sales were down 13 percent from the same period in 2015 principally driven by lower demand for global Off-Highway service parts partially offset by higher demand for global On-Highway service parts and down 11 percent on a sequential basis principally driven by lower demand for global service parts.

Gross profit for the quarter was $215 million, a decrease of 10 percent from $239 million for the same period in 2015. Gross margin for the quarter was 46.5 percent, a decrease of 100 basis points from a gross margin of 47.5 percent for the same period in 2015. The decrease in gross profit from the same period in 2015 was principally driven by decreased net sales partially offset by favorable direct material costs and lower manufacturing expense commensurate with decreased net sales.

Selling, general and administrative expenses for the quarter were $83 million, an increase of $6 million after excluding stockholder activism expenses of $4 million, from $73 million for the same period in 2015. The increase was principally driven by a favorable 2015 adjustment related to the dual power inverter module (“DPIM”) extended coverage program, an unfavorable 2016 adjustment related to the DPIM extended coverage program and unfavorable product warranty adjustments.

Engineering – research and development expenses for the quarter were $22 million, flat with the same period in 2015.

First Quarter Non-GAAP Financial Measures

Adjusted Net Income for the quarter was $109 million, compared to $150 million for the same period in 2015, a decrease of $41 million. The decrease was principally driven by decreased net sales, stockholder activism expenses, DPIM extended coverage program adjustments, increased cash interest expense and unfavorable product warranty adjustments partially offset by favorable direct material costs and lower manufacturing expense.

Adjusted EBITDA for the quarter was $162 million, or 35.1 percent of net sales, compared to $190 million, or 37.7 percent of net sales, for the same period in 2015. The decrease was principally driven by decreased net sales and unfavorable product warranty adjustments partially offset by favorable direct material costs and lower manufacturing expense.

Adjusted Free Cash Flow for the quarter was $113 million compared to $98 million for the same period in 2015, an increase of $15 million. The increase was principally driven by increased net cash provided by operating activities partially offset by increased capital expenditures and decreased excess tax benefit from stock-based compensation.

Full Year 2016 Guidance Update

We are affirming the full year 2016 guidance ranges released to the market on February 8: net sales decrease of 6.5 to 9.5 percent year over year, an Adjusted EBITDA margin of 32.5 to 34 percent, an Adjusted Free Cash Flow of $400 to $450 million, capital expenditures of $65 to $75 million and cash income taxes of $10 to $15 million.

Although we are not providing specific second quarter 2016 guidance, Allison does expect second quarter net sales to be up sequentially and down from the same period in 2015.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, April 26 to discuss its first quarter 2016 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on April 26 until 11:59 p.m. ET on May 3. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. The replay passcode is 13634691.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended March 31,
	2016	2015
Net sales	$462.1	$503.6
Cost of sales	247.0	264.4

Gross profit	215.1	239.2
Selling, general and administrative expenses	82.6	73.4
Engineering - research and development	21.8	22.2
Loss associated with impairment of long-lived assets	—	1.3

Operating income	110.7	142.3
Interest expense, net	(34.1)	(36.9)
Other (expense) income, net	(0.1)	2.8

Income before income taxes	76.5	108.2
Income tax expense	(28.2)	(39.8)

Net income	$48.3	$68.4

Basic earnings per share attributable to common stockholders	$0.28	$0.38

Diluted earnings per share attributable to common stockholders	$0.28	$0.38

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$299.1	$251.6
Accounts receivables - net of allowance for doubtful accounts of $0.6 and $0.4, respectively	219.0	195.0
Inventories	142.7	141.4
Other current assets	29.5	28.8

Total Current Assets	690.3	616.8
Property, plant and equipment, net	466.3	479.7
Intangible assets, net	3,252.5	3,275.8
Other non-current assets	32.1	36.1

TOTAL ASSETS	$4,441.2	$4,408.4

LIABILITIES
Current Liabilities
Accounts payable	$134.1	$126.2
Current portion of long term debt	24.5	24.5
Other current liabilities	160.9	153.9

Total Current Liabilities	319.5	304.6

Long term debt	2,348.3	2,352.7
Other non-current liabilities	590.6	562.5

TOTAL LIABILITIES	3,258.4	3,219.8
TOTAL STOCKHOLDERS’ EQUITY	1,182.8	1,188.6

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,441.2	$4,408.4

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended March 31,
	2016	2015
Net cash provided by operating activities	$117.9	$91.0
Net cash used for investing activities (a)	(6.3)	(1.2)
Net cash used for financing activities	(64.8)	(85.6)
Effect of exchange rate changes in cash	0.7	(2.1)

Net increase in cash and cash equivalents	47.5	2.1
Cash and cash equivalents at beginning of period	251.6	263.0

Cash and cash equivalents at end of period	$299.1	$265.1

Supplemental disclosures:
Interest paid	$21.6	$18.5
Income taxes paid	$3.3	$2.5
(a) Additions of long-lived assets	$(6.4)	$(1.3)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended March 31,
	2016	2015
Net income	$48.3	$68.4
plus:
Interest expense, net	34.1	36.9
Cash interest expense	(21.6)	(18.5)
Income tax expense	28.2	39.8
Cash income taxes	(3.3)	(2.5)
Amortization of intangible assets	23.4	24.3
Loss associated with impairment of long-lived assets (a)	—	1.3

Adjusted net income	$109.1	$149.7
Cash interest expense	21.6	18.5
Cash income taxes	3.3	2.5
Depreciation of property, plant and equipment	20.7	21.4
Stockholder activism expenses (b)	3.6	—
Dual power inverter module extended coverage (c)	1.5	(1.8)
Unrealized loss (gain) on foreign exchange (d)	0.6	(2.3)
Unrealized gain on commodity hedge contracts (e)	(0.5)	(0.2)
Loss on repayments of long-term debt (f)	—	0.2
Stock-based compensation expense (g)	2.2	2.1

Adjusted EBITDA	$162.1	$190.1

Net sales	$462.1	$503.6
Adjusted EBITDA margin	35.1%	37.7%
Net Cash Provided by Operating Activities	$117.9	$91.0
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(6.4)	(1.3)
Stockholder activism expenses (b)	1.0	—
Excess tax benefit from stock-based compensation (h)	—	7.8

Adjusted Free Cash Flow	$112.5	$97.5

(a)	Represents a charge associated with the impairment of long-lived assets related to the production of the H3000 and H4000 hybrid-propulsion systems.
(b)	Represents expenses ($3.6 million)(recorded in Selling, general and administrative expenses) and payments ($1.0 million) directly associated with stockholder activism activity including the notice, and subsequent withdrawal, of director nomination and governance proposals by Ashe Capital Management, LP.
(c)	Represents an adjustment (recorded in Selling, general and administrative expenses) associated with the Dual Power Inverter Module (“DPIM”) extended coverage program liability. The DPIM liability will continue to be reviewed for any changes in estimates as additional claims data and field information become available.
(d)	Represents losses (gains) (recorded in Other (expense) income, net) on the mark-to-market of our foreign currency hedge contracts and on intercompany financing transactions related to investments in plant assets for our India facility.
(e)	Represents unrealized gains (recorded in Other (expense) income, net) on the mark-to-market of our commodity hedge contracts.
(f)	Represents losses (recorded in Other (expense) income, net) realized on the repayments of Allison Transmission, Inc.’s, our wholly owned subsidiary, long-term debt.
(g)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative expenses, and Engineering – research and development).
(h)	Represents the amount of tax benefit (recorded in Income tax expense) related to stock-based compensation adjusted from cash flows from operating activities to cash flows from financing activities.